Exhibit 21

Exhibit 21 - List of Subsidiaries

The following are the subsidiaries of Bravo Resource Partners Ltd.  Both subsidiaries are wholly owned by Bravo Resource Partners Ltd.

1.  Minera Oro Bravo S.A., a company incorporated in Costa Rica.

2.  Minera Oro Bravo Mexico S.A. de C.V., a company incorporated in Mexico.